Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ONEOK, L.L.C.

Effective September 10, 2026, this Amended and Restated Limited Liability Company Operating Agreement (as amended, restated, or otherwise modified from time to time, this “Agreement”) of ONEOK, L.L.C., an Oklahoma limited liability company (the “Company”), is adopted and entered into by ONEOK, Inc., an Oklahoma corporation (formerly known as Falcon TopCo, Inc.), as sole member (the “Members,” which term includes any other persons or entities which may become members of the Company in accordance with the terms of this Agreement and the Act (as defined herein) and each such person or entity is a “Member”) of the Company pursuant to and in accordance with the Oklahoma Limited Liability Company Act, as amended from time to time (the “Act”). This Agreement amends and restates the Limited Liability Company Agreement of Falcon Merger Sub, L.LC., dated as of August 13, 2026, in its entirety. Terms used in this Agreement which are not otherwise defined shall have the respective meanings given to those terms in the Act.

ARTICLE I

NAME

Section 1.01 Name. The name of the limited liability company is ONEOK, L.L.C.

ARTICLE II

TERM

Section 2.01 Term. The term of the Company commenced on August 13, 2026, the date the Company’s initial articles of organization were filed with the Secretary of State of the State of Oklahoma, and shall be perpetual, and the Company shall continue until dissolved in accordance with the Act.

ARTICLE III

MEETINGS OF MEMBERS

Section 3.01 Meetings of Members. Meetings of the Members may be called by Members holding not less than a majority of the limited liability company interests in the Company or by the Chairman of the Company (“Chairman”) or, in the absence of a Chairman, the Chief Executive Officer. Meetings shall be held at the principal office of the Company. A written notice of each meeting shall be given to each Member stating the place, time and date of the meeting and the purposes of the meeting. Such notice will be given not less than five (5) days nor more than twenty (20) days prior to the meeting. Members may waive notice in writing. Members holding a majority of the limited liability company interests in the Company shall decide all elections and matters brought before the meeting unless a greater majority or additional approval is required by this Agreement for any such election or matter. Notwithstanding the previous sentence, for any act or transaction by or involving the Company, other than the election or removal of members of the Board of Managers, that if taken by ONEOK, Inc. (“Disappearing Corporation”) immediately before the effective time of Disappearing Corporation’s merger with and into the Company (the

“Merger”) that would have required for its adoption under the Oklahoma General Corporation Act (the “OGCA”) or under the certificate of incorporation or bylaws of Disappearing Corporation immediately before the effective time of the Merger, the approval of the shareholders of Disappearing Corporation, shall, pursuant to Section 1081.G.1.g. of the OGCA, require, in addition to approval of the Members, the approval of the shareholders of ONEOK, Inc. (formerly known as Falcon TopCo, Inc.) (“Parent”) or any successor by merger, by the same vote as is required by the OGCA and/or under the certificate of incorporation or bylaws of Disappearing Corporation immediately before the effective time of the Merger. The meeting shall be conducted by the Chairman or in his absence the senior officer of the Company present at the meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the written consent thereto is signed by Members holding the limited liability company interests in the Company necessary for such action.

ARTICLE IV

MANAGEMENT

Section 4.01 Management. Management of the Company is vested in a Board of Managers. The number of members of the Board of Managers shall be not less than three (3) and shall be adjusted from time to time in the discretion of the Board of Managers. The Board of Managers shall be subject to the same fiduciary duties applicable to, and who are liable for breach of such duties to the same extent as, directors of a corporation subject to the Oklahoma General Corporation Act. The Board of Managers may appoint agents of the Company who shall consist of and be known as officers. The officers of the Company shall be a Chief Executive Officer, one or more Presidents, one or more Vice Presidents, a Secretary and such other officers as may be elected or appointed by the Board of Managers from time to time, including, but not limited to, a Chairman. Officers shall have such powers and duties, as managers of the Company, as are permitted or required by law and as may be specified by or in accordance with the articles of organization then in effect (the “Articles”), this Agreement or by resolutions of the Board of Managers, except such powers as are by statute, the Articles or this Agreement vested solely in the Members. Each officer shall hold office until such person shall resign, be removed or such person’s successor shall be elected and qualified. In the absence of any contrary determination by the Board of Managers, the person designated as Chief Executive Officer shall, subject to the power and authority of the Board of Managers and the Members, have general supervision, direction and control of the officers of the Company and the employees, business and affairs of the Company and shall have the right to remove any officer of the Company. Except as otherwise expressly provided for in any written contract duly authorized by the Board of Managers, all officers, agents, and employees shall be subject to removal at any time by the affirmative vote of the Board of Managers and all officers, agents and employees, other than those elected or appointed by the Board of Managers, shall also be subject to removal at any time by the officer with supervisory responsibility over them. Any officer may resign at any time by giving written notice to the Secretary of the Company which shall be effective upon receipt.

Section 4.02 Voting Stock and Other Interests. The person designated as the Chief Executive Officer or, in such officer’s absence or with such officer’s consent, the next ranking officer of the Company shall have full power and authority on behalf of the Company (i) to attend and to act and to vote, or in the name of the Company to execute proxies to vote, at any meetings of shareholders of any corporations in which the Company may hold stock, and at any such meetings shall possess and may exercise in person or by proxy, any and all rights, powers, and privileges incident to the ownership of such stock, and (ii) to act and to vote or consent on behalf of the Company, as a member, partner or equity interest owner (as applicable) of any limited liability company, partnership, or other entity, the Company’s ownership or interest therein and shall possess and may exercise any and all rights, powers and privileges incident to such ownership or interest. The Board of Managers may, by resolution, from time to time, confer like powers upon any other person or persons.

Section 4.03 Limitation of Liability of Officers. No officer of the Company shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as an officer; provided, however, that nothing contained herein shall eliminate or limit the liability of an officer (i) for any breach of a duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and (iii) for any transaction from which an officer derived an improper personal benefit.

ARTICLE V

PURPOSE

Section 5.01 Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental to these acts or activities.

ARTICLE VI

MEMBERS

Section 6.01 Members. The names and business addresses of the initial Member is as follows:

Name	Address
ONEOK, Inc.	100 West Fifth Street Tulsa, Oklahoma 74103

ARTICLE VII

CAPITAL CONTRIBUTIONS

Section 7.01 Units. There shall be an aggregate of one hundred (100) Units in the Company. The term “Unit” shall mean a unit representing a limited liability company interest in the Company.

Section 7.02 Capital Contributions. The initial Member contributed $100.00 to the Company in exchange for one hundred (100) Units in the Company. For purposes of this Agreement, the value of any future capital contributions which may be made shall equal the book value of such assets, property and interests, less such liabilities, in the hands of the Member on the date transferred to the Company.

ARTICLE VIII

ADDITIONAL CONTRIBUTIONS

Section 8.01 Additional Contributions. No Member is required to make any additional capital contribution to the Company.

ARTICLE IX

ALLOCATION OF PROFITS AND LOSSES

Section 9.01 Allocation of Profits and Losses. The Company’s profits and losses will be allocated among the Members in proportion to the value of the capital contributions of the Members.

ARTICLE X

DISTRIBUTIONS

Section 10.01 Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by unanimous consent of the Members. Such distributions shall be allocated among the Members in proportion to the value of the capital contributions of the Members.

ARTICLE XI

WITHDRAWAL OF MEMBER

Section 11.01 Withdrawal of Member. A Member may withdraw from the Company in accordance with the Act.

ARTICLE XII

ASSIGNMENTS

Section 12.01 Assignments. A Member may assign, transfer or similarly dispose of, in whole or in part, its limited liability company interest in the Company.

ARTICLE XIII

ADMISSION OF ADDITIONAL MEMBERS

Section 13.01 Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the vote or written consent of the Members holding a majority of the limited liability company interests of the Company.

ARTICLE XIV

LIABILITY OF MEMBERS

Section 14.01 Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company, except to the extent provided in the Act.

ARTICLE XV

INDEMNIFICATION

Section 15.01 Actions, Suits, or Proceedings Other Than by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a Member, manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person’s conduct was unlawful.

Section 15.02 Actions, Suits, or Proceedings by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a Member, manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 15.03 Indemnity if Successful. Notwithstanding the other provisions of this Article, to the extent that a Member, manager, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 15.01 and Section 15.02, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 15.04 Determination of Right of Indemnification. Any indemnification under Section 15.01 or Section 15.02 of this Agreement unless ordered by a court shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, manager, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 15.01 and Section 15.02. Such determination shall be made (i) by the Members by a majority vote of a quorum consisting of Members who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or even if obtainable a quorum of disinterested Members so directs, by independent legal counsel in a written opinion.

Section 15.05 Advance of Expenses. Expenses incurred by a Member, manager, officer, agent or employee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member, manager, officer, agent or employee to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company as authorized in this Article.

Section 15.06 Provisions not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of disinterested Members or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office.

Section 15.07 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Member, manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of this Article.

Section 15.08 Constituent Companies. For the purposes of this Article, references to “the Company” include in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any person who is or was a manager, director, officer, employee or agent of such constituent entity or is or was serving at the request of such constituent entity as a manager, director, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body shall stand in the same position under the provisions of this Article with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its existence had continued.

Section 15.09 Certain Definitions. For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as an officer, manager, employee, or agent of the Company which imposes duties on, or involves services by, such officer, manager, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section.

Section 15.10 Continuation of Rights Provided by this Article. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Member, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 15.11 Miscellaneous. In furtherance and not in limitation of the foregoing provisions of this ARTICLE XV, the Company shall indemnify the persons referred to hereinabove to the fullest extent permitted by the Act.

ARTICLE XVI

TAX MATTERS

Section 16.01 Fiscal Year. The fiscal year of the Company shall end on the 31st day of December of each year.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.01 Conveyances. All of the assets of the Company shall be held in the name of the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber the interest of the Company of all or any portion of the assets of the Company shall be sufficient if signed on behalf of the Company by an officer of the Company. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to this Section 17.01.

Section 17.02 Amendment. This Agreement may be amended by a vote or consent of Members holding a majority of limited liability company interests in the Company, except Articles VIII, IX and XIV which will require the unanimous vote or consent of all Members. Additionally, any amendment to this Agreement which would, if adopted by a corporation subject to the OGCA, be required to be included in the certificate of incorporation of such corporation, shall, pursuant to Section 1081.G.1.g., require, in addition, the approval of the shareholders of Parent, or any successor by merger, by the same vote as is required by the OGCA and/or by the certificate of incorporation or bylaws of Disappearing Corporation immediately before the effective time of the Merger. Anything herein to the contrary notwithstanding, no amendment shall be adopted or effective if, in the opinion of counsel to the Company, it would change the Company to an association taxable as a corporation, change the liability of or reduce the limited liability company interests of the Members, unless the affected party shall affirmatively consent thereto, or result in any adverse securities law or other adverse legal consequences.

Section 17.03 Anticipated Transactions. It is recognized that the Members, members of the Board of Managers and the officers have other legal and financial relationships and that they will participate in business ventures other than the Company which are not in direct competition with the Company.

Section 17.04 Entire Agreement. This Agreement and the Articles embody the entire understanding and agreement among the Members concerning the Company and supersede any and all prior negotiations, understandings or agreements in regard thereto.

Section 17.05 Counterparts. This Agreement may be executed in multiple counterpart copies, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

Section 17.06 Choice of Law. This Agreement shall be construed and interpreted according to the laws of the State of Oklahoma.

Section 17.07 Binding Effect. This Agreement and all of the terms and provisions hereof shall be binding upon and shall insure to the benefit of the Members and their respective heirs, executors, administrators, trustees, successors and permitted assigns.

Section 17.08 Gender and Number; Person. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural thereof. As used in this Agreement, “person” shall mean and include a natural person, corporation, partnership, trust, estate, limited liability company, government unit or other entity.

Section 17.09 Members; Agreement. As used herein, the term “Member” or “Members” shall include all assignees and transferees of limited liability company interests who are admitted as members or persons who become Members under the provisions of Section 12.01 and Section 13.01 hereof. As used herein, the phrase “this Agreement” shall include any amendments that may be made hereto from time to time.

Section 17.10 Headings. All headings and other titles and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting any provision of this Agreement.

Section 17.11 Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

Section 17.12 Waiver. Whenever any notice is required to be given under the Act or this Agreement, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

[SIGNATURE PAGE(S) ATTACHED]

IN WITNESS OF WHICH, the undersigned has duly executed this Agreement as of the date first set forth above.

“Member”

ONEOK, INC.

By:	/s/ Sarah M. Rechter
Sarah M. Rechter
Vice President, Deputy General Counsel and Corporate Secretary

SIGNATURE PAGE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

ONEOK, L.L.C.